UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Glorioso, Robert M.
   Netrix Corporation
   13595 Dulles Technology Drive
   Herndon, Virginia  20171
   USA
2. Issuer Name and Ticker or Trading Symbol
   Nx Networks, Inc.
   (NXWX)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   04/30/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |5,625              |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Non-Qualified Stock Opti|$0.8130(|     |    |           |   |     |11/03|Common Stock|3,000  |$24.500|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified Stock Opti|$0.8130(|     |    |           |   |     |11/03|Common Stock|2,000  |$24.250|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified Stock Opti|$0.8130(|     |    |           |   |     |11/03|Common Stock|1,500  |$25.000|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified Stock Opti|$0.8130(|     |    |           |   |     |11/03|Common Stock|1,000  |$24.750|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified Stock Opti|$0.8130(|     |    |           |   |     |11/03|Common Stock|1,000  |$24.687|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/08  |            |       |5      |            |   |            |
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Non-Qualified Stock Opti|$0.8130(|     |    |           |   |     |11/03|Common Stock|250    |$24.875|32,500      |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified Stock Opti|$2.1000(|     |    |           |   |     |06/25|Common Stock|250    |$24.875|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/07  |            |       |0      |            |   |            |
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Non-Qualified Stock Opti|$2.1000(|     |    |           |   |     |06/25|Common Stock|500    |$24.562|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/07  |            |       |5      |            |   |            |
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Non-Qualified Stock Opti|$2.1000(|     |    |           |   |     |06/25|Common Stock|500    |$24.375|            |D  |            |
on (right to buy)       |1)      |     |    |           |   |     |/07  |            |       |0      |            |   |            |
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Time Options (Right to B|$0.75(1)|4/17/|    |50,000     |A  |(2)  |04/17|Common Stock|50,000 |       |50,000      |D  |            |
uy)                     |        |00   |    |           |   |     |/10  |            |       |       |            |   |            |
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
Explanation of Responses:
(1)  Repriced to $0.75, effective December 22,
2000.
(2) Options to purchase shares of Common Stock vested and became exercisable as to 12.5% of these options on the date of grant, and the remainder will vest and become exercisable on each subsequent quarter-annual anniversary of the date of grant to the extent of 12.5% of these options.
SIGNATURE OF REPORTING PERSON
/s/ Robert M. Glorioso
DATE
February 14, 2001